Exhibit 99.1 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801 FOR IMMEDIATE RELEASE Investor Relations Contact: Dominic C. Canuso (302) 571-6833 November 23, 2020 dcanuso@wsfsbank.com Media Contact: Rebecca Acevedo (215) 253-5566 racevedo@wsfsbank.com WSFS Announces Nancy J. Foster Joins its Board of Directors WILMINGTON, Del. – WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, today announced the appointment of Nancy J. Foster, President and Chief Executive Officer of The Risk Management Association, to its Board of Directors, effective November 23, 2020. Foster will also serve on the Board’s Executive Committee. She will stand for election at the 2021 Annual Meeting of Stockholders. “We are grateful to have a leader with Nancy’s broad range of experience in commercial banking, risk management and lending, as well as her significant expertise in business transformation join our Board of Directors. She will be an immediate asset to WSFS as we continue our strategic growth,” said Rodger Levenson, WSFS’ Chairman, President and Chief Executive Officer. “Periodically adding Board Directors is consistent with our ongoing philosophy of refreshment with the objective of bringing new ideas, perspectives and business acumen to complement the Board.” Foster has served as President and CEO of The Risk Management Association since 2018, where she has worked with the board, chapters, regulators and institutional members to advance sound risk management practices among the 100-year-old association’s more than 1,900 financial institutions, which collectively represent 85 percent of bank assets in the U.S. and Canada. Foster has nearly forty years of experience in commercial banking and risk management. Prior to joining The Risk Management Association, Foster was Executive Vice President, Chief Risk Officer and Head of Personal Financial Services at Park Sterling Bank. She was previously Chief Risk Officer of CIT Group, Inc., where she was responsible for global, enterprise-wide risk management. Prior to joining CIT, Foster was Group Senior Vice President at LaSalle Bank Corporation. During her tenure at LaSalle, she held several roles of increasing responsibility in middle market lending and credit risk management. Foster received her master’s degree in business administration in finance and strategy from the University of Chicago Booth School of Business and her bachelor’s degrees in finance and economics from Illinois State University.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801 About WSFS Financial Corporation WSFS Financial Corporation is a multi-billion-dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally managed bank and trust company headquartered in Delaware and the greater Philadelphia region. As of September 30, 2020, WSFS Financial Corporation had $13.8 billion in assets on its balance sheet and $23.1 billion in assets under management and administration. WSFS operates from 115 offices, 90 of which are banking offices, located in Pennsylvania (54), Delaware (43), New Jersey (16), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Cash Connect®, Cypress Capital Management, LLC, Christiana Trust Company of Delaware, NewLane Finance, Powdermill Financial Solutions, West Capital Management, WSFS Institutional Services®, WSFS Mortgage, and WSFS Wealth Investments. Serving the greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com. ###